Exhibit 4.4

                          LA JOLLA COVE INVESTORS, INC.
                          2250 UNION STREET, SUITE 301
                         SAN FRANCISCO, CALIFORNIA 94123
                            TELEPHONE: (415) 409-8703
                            FACSIMILE: (415) 409-8704
                            E-MAIL: LJCI@PACBELL.NET
LA JOLLA                      www.ljcinvestors.com                 SAN FRANCISCO
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                                  March 5, 2003

Mr. Nick VandenBrekel
Sequiam Corporation
300 Sunport Lane
Orlando, Florida 32809


Dear Mr. VandenBrekel,

Reference is made to the 8 % Convertible Debenture issued by Sequiam Corporation (the "Company") to La Jolla Cove Investors, Inc. ("LJCI") dated March 5, 2003.

Beginning the first full calendar month following the effective date of the registration statement, LJCI shall each calendar month, at the option of the Company, convert at least five percent (5%) of the of the original Principal Amount of the Debenture and exercise the related Warrants, provided that the Common Shares are available, registered and freely tradeable. In the event that Holder breaches this provision, Holder shall not be entitled to collect interest on the Debenture for that month.

The Company agrees that it will not pay any accrued salaries or shareholder loans that are presently outstanding until after the Convertible Debenture is paid in full, except to the extent that any such accrued salaries or shareholder loans are used to perform obligations under the Put and Call Agreement between Nick VandenBrekel, Mark Mroczkowski and LJCI dated as of March 5, 2003, or are paid out of the proceeds of additional financing obtained by the Company.

Sincerely,

/s/ Travis Huff

Travis W. Huff
Portfolio Manager



Agreed to:

Sequiam Corporation

By: /s/ Nicholas H. VandenBrekel
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Title: CEO
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